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                           DEVON ENERGY CORPORATION                 Exhibit 11
                       Computation of Earnings Per Share



                                                             Three Months Ended March 31,
                                                                   1997           1996

PRIMARY EARNINGS PER SHARE

Computation for Statement of Operations
Net earnings per statement of operations                       $25,225,546      5,553,926

Weighted average common shares outstanding                      32,141,295     22,112,489

Primary earnings per share                                           $0.78           0.25

Additional Primary Computation (A)
Net earnings per statement of operations                       $25,225,546      5,553,926

Adjustment to weighted average common shares outstanding:
      Weighted average as shown above in primary computation    32,141,295     22,112,489
      Add dilutive effect of outstanding stock options
            (as determined using the treasury stock method)        358,398        135,253

      Weighted average common shares outstanding, as adjusted   32,499,693     22,247,742

Net earnings per common share, as adjusted                           $0.78           0.25

FULLY DILUTED EARNINGS PER SHARE (A)

Net earnings per statement of operations                       $25,225,546      5,553,926

Increase in net earnings from assumed conversion
      of Trust Convertible Preferred Securities
      (net of tax effect)                                        1,506,488              -

Net earnings, as adjusted                                      $26,732,034      5,553,926

Weighted average common shares outstanding as shown
      in primary computation above                              32,141,295     22,112,489

Add fully dilutive effect of outstanding stock options
      (as determined using the treasury stock method)              358,398        147,146

Add weighted average of additional shares issued
      from assumed conversion of Trust Convertible
      Preferred Securities                                       4,901,507              -

Weighted average common shares outstanding, as adjusted         37,401,200     22,259,635

Fully diluted earnings per common share                              $0.71           0.25



(A) The additional primary computations for both periods, and the fully diluted computations for the 1996 period, are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.

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